EXHIBIT 14.1

AMPHENOL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Amphenol consists of companies located around the globe with one common goal — to be the best that we can be.  Amphenol’s reputation is one of our most important assets. This reputation has been, in large measure, earned through the honesty and integrity of our employees, officers and directors.

At some point, all of us will find ourselves facing a decision that involves an ethical issue. While common sense and good judgment most often provide the direction needed to “do the right thing”, there may be situations where the right answer is not readily apparent.

Our Code of Business Conduct and Ethics (our “Code”) provides the employees, officers and directors of Amphenol with an approach to dealing with ethical situations, information on available resources, and policy guidance on some common ethical issues. It will help you understand the Company’s policy and the importance of ethical conduct for our continuing success. Everything that Amphenol is – a successful company dedicated to its customers, a leader in the community, a company of people who respect people – depends on a high standard of ethical conduct from each of us.

Our Code provides guidelines, policies and resources, but can never cover all situations which may arise. If you have a question or are not sure about what to do in a particular situation, please contact your superiors or the Amphenol Legal Department. Please be assured that all inquiries will be kept as confidential as is possible.

1. COMPLYING WITH LAWS, RULES AND REGULATIONS

Employees, officers and directors of Amphenol should respect and comply with all laws, rules and regulations applicable to the business in which they are involved. Some specific areas of the law are set forth below. You should understand that these areas are not the only areas with which you should be concerned — all areas of the law are covered by our Code.

a.              Insider Trading

Insider trading is both illegal and unethical. Federal and state securities laws prohibit the buying or selling of securities on the basis of material, non-public information. Regardless of level, those persons who are aware of material non-public information related to Amphenol or any other business, may not, directly or indirectly, use such material non-public information in purchasing or selling any securities of Amphenol or any other company. Persons who are prohibited from purchasing or selling the securities because they possess material, non-public information, may not have any other person purchase or sell securities on their behalf. Any purchases or sales made by another person on their behalf will be attributable to them. Material non-public information may not be disclosed to any person outside Amphenol (including relatives, friends or business associates) regardless of the purpose for which such disclosure may be made until authorized Company officials have adequately disclosed the information to the public. If you have any questions regarding the improper use or disclosure of material information, please contact the Amphenol Legal Department.

b.              Anti-Trust

Amphenol works hard to win business and provide outstanding service. However, we do not allow any action by any employee of the Company or any agreement or understanding that in any way illegally “restrains trade” i.e., which limits free competition. This includes any understanding or agreement with any of our competitors to fix or control prices, terms of sale, costs, profits, etc. There are potential fines and jail sentences for people who violate these laws. If you have any questions as to whether any action or proposed action violates or will violate any trade regulations or in any way restricts fair competition, please contact the Amphenol Legal Department.

c.               Anti-Bribery

Amphenol follows the laws and business practices where we operate whether in the United States or any other country throughout the world. This means that the standards and guidelines set forth in this Code apply equally to all of our companies and employees regardless of where business is being conducted.

The U.S. Foreign Corrupt Practices Act with similar laws in other jurisdictions where the Company conducts its business, including without limitation the U.K. Anti-Bribery Act, prohibit all Amphenol companies and operations, from making any payments or offers of payments to anyone in a foreign government or foreign political party in order to obtain or to retain business and payment of commercial bribes. These laws also prohibit Amphenol from making payments (including commissions) to third parties who in turn pay officials in any foreign government or political party in order to obtain or to retain business. Violations of these laws can lead to potential fines and jail sentences. If you have any questions regarding any anti-bribery laws, please contact the Amphenol Legal Department.

d.              Environmental, Health and Safety

We are committed to protecting the environment in which we live. We recognize our collective responsibilities to work to keep the environment clean and safe for future generations. Accordingly, Amphenol follows the environmental laws and regulations of the countries and communities where we operate. We also want to ensure a safe and healthy work environment for all of our employees. Amphenol employees must follow applicable safety and health laws and regulations of the countries and communities where we operate and related rules, regulations and procedures issued by the Company. If any employee feels that there is some operation which may not be safe or which is not adhering to local laws and regulations or related Company requirements or which does not meet any of the codes of the countries in which we operate, you must promptly notify your superiors or the Amphenol Legal Department.

2.              ENVIRONMENTAL SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY

Amphenol is committed to implementing programs and practices that promote environmental sustainability and social responsibility, while continually improving product quality and reliability.  These activities shall continue to be integrated into Amphenol’s business activities, engineering systems and processes.  Accordingly, Amphenol will continue to maintain programs and practices that are intended to:

•                  Ensure the development of balanced regulatory and voluntary instruments that protect the environment while supporting innovation and Company growth

•                  Ensure Amphenol’s products, operations and services comply with applicable laws and regulations, as a minimum standard

•                  Implement measures to integrate the Company’s Health, Safety and Environment Policy and its Ethical Conduct Policy into business and decision-making processes

•                  Assign internal roles and responsibilities for sustainability and social responsibility programs and provide appropriate staff training

•                  Communicate as necessary and appropriate the Company’s sustainability and social responsibility efforts to stakeholders

•                  Regularly assess performance and assure continued improvement

3.  CONFLICTS OF INTEREST

Employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest or the appearance of a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively.

Conflicts of interest may also arise when an employee, officer or director, or when a member of his or her family, receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

Conflicts of interest are prohibited as a matter of Company policy, unless the conflict situation has been approved by the President and Chief Executive Officer or the Board of Directors as appropriate.  Any transaction, in which the Company as one party, and an employee, officer or director or an immediate family member, as a second party, has a direct or indirect material interest, requires review and approval by the President and Chief Executive Officer or the Board.  Any such proposed transaction must be reported to the General Counsel of the Company who will report the matter and his findings as necessary and appropriate to the President and Chief Executive Officer and/or to the full Board or to non-management members of the Board of Directors, as appropriate.  Any director with an interest in the transaction to be reviewed by the Board will be required to recuse himself from the review and approval process.  Following any such review, the Board of Directors would determine whether such transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether the terms of the proposed related party transaction are no less favorable to the Company than those available with unrelated third parties.

Conflicts of interest may not always be clear-cut.  If you have a question, you should consult with your manager or the Amphenol Legal Department.

4.  CORPORATE OPPORTUNITY

Employees, officers and directors are prohibited from (a) taking for themselves personally, or for a friend or a family member opportunities that properly belong to the Company, e.g., opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.  CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of nonpublic information entrusted to them by the Company or its suppliers or customers of the Company, except when disclosure is authorized by the President and Chief Executive Officer or the Amphenol Legal Department or as required by law.  Whenever feasible, employees, officers and directors should consult with the Amphenol Legal Department if they believe they have a legal obligation to disclose Company confidential information or confidential information acquired from a supplier or customer of the Company.

The Company has a great deal of confidential information. “Confidential Information” includes all non-public information (including information held in electronic as well as in traditional written form) that might be of use to competitors of the Company, or might be harmful to the Company, its suppliers or its customers if disclosed. This includes new product designs, technical information on our products or our development of new products or manufacturing processes as well as internal financial or costing data, data on suppliers, customers or employees and information relating to contemplated Company transactions. This information must be kept confidential. It may not be transferred outside the Company either by mail or electronically or physically taken out of the Company without the approval of an appropriate senior management employee, a Company officer or the Amphenol Legal Department.

Confidential information may not be given to anyone outside of the Company or to another employee who clearly does not have a “need to know” such information to do their job. Confidential information is very important and must be protected.

6.  FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

7.  PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Company assets should only be used for legitimate business purposes.  The use of Company funds or assets for any unlawful, improper or unethical purpose is strictly prohibited.  This includes (i) bribes, kickbacks or other “influence” payments to any party, including government officials, customers, vendors, union representatives or others, (ii) excessive payments for goods and/or services and (iii) payments for goods and/or services to related parties which have not been approved by the President and Chief Executive Officer or the Board of Directors.

Amphenol has a policy to maintain accurate records fairly reflecting the Company’s transfer and disposal of assets. No undisclosed or unrecorded funds or assets of the Company are to be established for any purpose.  Employees must make sure that all Company assets are protected and properly recorded and, if used outside the Company, returned in a timely fashion.

Employees, officers and directors are prohibited from receiving payments or gifts of significance from government officials, customers, vendors or any other non-Company source related to Company business.

8.  FINANCIAL CONTROLS

Employees must make sure that payments made on behalf of the Company are approved in accordance with applicable Company policy and procedures and made with the appropriate and accurate supporting documentation. Employees, officers and directors must ensure that business expense reimbursements by the Company, in terms of Company paid meals, travel, entertainment or other business expenses, are correctly and accurately reported and approved in accordance with applicable Company policies and procedures.

9. EMPLOYMENT PRACTICES

It is the Company’s intention to comply with all local Fair Labor Standards, Protective Labor requirements, Safety and Health Standards, including but not limited to child labor, work hours, minimum wage, overtime, statutory benefits, and collective bargaining.

Amphenol is an equal opportunity employer in terms of hiring, promotions and, should it be necessary, termination.

Amphenol does not tolerate any form of harassment, including but not limited to sexual, sexual orientation, or gender identity, nor does it tolerate inappropriate remarks or abusive actions by any of its employees, officers or directors.

Amphenol does not tolerate illegal drug use.  Amphenol does not allow the use, sale, transfer or possession of any illegal or controlled substance by any person while on Company property or Company business.

Amphenol welcomes questions about the Company, our policies and procedures, our strategies and goals, and the results that are generated by the Company. Amphenol encourages employees, officers and directors to make suggestions for improving the Company.

10. FINANCIAL REPORTING AND ACCOUNTING COMPLAINTS

As a public company, it is of critical importance that the Company’s filings with the United States Securities and Exchange Commission be accurate and timely.

Depending upon their position with the Company, employees, officers or directors may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s policy and practice is to comply with applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has any concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to promptly submit those concerns or complaints (anonymously, confidentially or otherwise) to his or her superiors, to the Amphenol Legal Department, or to the hotline phone number posted on employee bulletin boards throughout the Company. Submissions to the hotline phone number may be made anonymously.

False or artificial entries, including transactions supported by false documentation with the intent to disguise the recipient, origin or purpose of the transaction are not to be made in the books and records of the Company for any reason.

11.  REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate Company personnel, including the Amphenol Legal Department, about observed or suspected illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur, should contact either their supervisors or superiors. If an employee does not believe it appropriate or are not comfortable approaching his or her supervisors or superiors about his or her concerns or complaints, then he or she may contact either the Amphenol Legal Department or the Audit Committee of the Board of Directors or call the hotline phone number posted on employee bulletin boards throughout the Company. If his or her concerns or complaints require confidentiality, including keeping his or her identity anonymous, then this confidentiality will be protected, subject to applicable laws, regulations or legal proceedings.

12. CONFLICT MINERALS

The ores from which gold, tantalum, tin and tungsten are derived, that come from the Democratic Republic of Congo and adjoining nearby countries (including Angola, Burundi, Central African Republic, The Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia), which support the on-going conflicts in that region, are referred to herein as Conflict Minerals. It is believed that the proceeds of mining Conflict Minerals may contribute to armed conflict and human rights abuses.  In support of initiatives to cut financing for this armed conflict and human rights abuses and in compliance with the regulations applicable to publicly traded companies, Amphenol has implemented programs and practices that are intended to:

•                  Confirm with reasonable certainty that the gold, tantalum, tin and tungsten purchased from suppliers and used in its products are not derived from Conflict Minerals

•                  Maintain, as necessary and appropriate, records of supplier verifications for both internal and/or external audit

•                  Assign internal roles and responsibilities and provide appropriate staff training to manage these programs and practices

•                  Communicate the Company’s efforts, as necessary and appropriate, to stakeholders

13.  NO RETALIATION

Amphenol will not permit retaliation of any kind against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

14.  AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by a designated committee of the Board, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules and standards of the New York Stock Exchange.

15.  FAILURE TO FOLLOW CODE PROVISIONS

Failure of an employee, officer or director to follow the provisions of this Code may result in disciplinary action up to and including discharge in addition to any civil or criminal liability that might result from the offender’s actions. The Amphenol Human Resources Department will be notified of and participate in any investigations undertaken in connection with such an action.

A FINAL WORD

Please note that this Code does not specifically cover all types of conduct nor does it answer all of the questions you may have. If there is any doubt whether you should do something, it is best to think of the following question: “If I took the action and it became public, would Amphenol or I be embarrassed by it or subject to any disciplinary action?” If the answer is yes, don’t do it! If you are not sure, seek advice from your superiors or the Amphenol Legal Department or call the Amphenol hotline phone number posted on employee bulletin boards throughout the Company.